Exhibit 10.10

LETTER OF CREDIT APPLICATION AND

REIMBURSEMENT AGREEMENT

BETWEEN

PEMCO AVIATION GROUP, INC.

and

SOUTHTRUST BANK

Dated as of November 26, 2002

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Article V			14
5.	BORROWER’S COVENANTS		14
	5.1	Affirmative Covenants	15
	5.2	Negative Covenants	17
	5.3	Financial Covenants	17
	5.4	Mandatory Bond Retirement	17
	5.5	Fixed Rate Election	18

Article VI			18
6.	EVENTS OF DEFAULT		18
	6.1	Events of Default	18
	6.2	Acceleration	19
	6.3	Special Remedies as to Letter of Credit	19
	6.4	General Remedies	21
	6.5	Right of Set-Off	21
	6.6	No Limitation on Rights and Remedies	21

Article VII			21
7.	MISCELLANEOUS		21
	7.1	Amendments, Etc	21
	7.2	Notices, Etc	21
	7.3	Accounting Terms	22
	7.4	Indemnification	22
	7.5	Liability of Bank	22
	7.6	Costs, Expenses and Taxes	22
	7.7	Approval of Disbursements by Trustee	23
	7.8	Further Assurances	23
	7.9	Survival of Representations and Warranties	23
	7.10	Counterparts	23
	7.11	Binding Effect	23
	7.12	Severability	24
	7.13	Jurisdiction, Etc	24
	7.14	Governing Law	24
	7.15	Headings	24
EXHIBIT A LETTER OF CREDIT			26

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LETTER OF CREDIT APPLICATION AND REIMBURSEMENT AGREEMENT

THIS LETTER OF CREDIT APPLICATION AND REIMBURSEMENT AGREEMENT is dated as of October 1, 2002, between PEMCO AVIATION GROUP, INC., a Delaware corporation (the “Borrower”), and SOUTHTRUST BANK, an Alabama banking corporation (the “Bank”).

WHEREAS, Borrower has requested the Dothan-Houston County Airport Authority (the “Issuer”) to finance a portion of the cost of the construction of buildings, structures, facilities, improvements at the Dothan Regional Airport and the installation of equipment, machinery and related property and facilities therein (the “Project”) with the proceeds of $2,500,000.00 in aggregate principal amount of the Issuer’s Variable/Fixed Rate Revenue Bonds (Pemco Aviation Group, Inc. Project) (the “Bonds”), all as more specifically set forth in that certain Loan Agreement dated as of October 1, 2002 (the “Loan Agreement”) between the Issuer and Borrower and that certain Trust Indenture dated as of October 1, 2002 (the “Trust Indenture”) between the Issuer and SouthTrust Bank (the “Trustee”); and

WHEREAS, Borrower has requested that Bank issue to the Trustee, for the account of Borrower, that certain Letter of Credit naming the Trustee as beneficiary, in substantially the form of Exhibit “A” hereto (the “Letter of Credit”), to provide a liquidity facility for payment of the purchase price of the Bonds upon the mandatory or optional tender thereof and to provide a credit facility for payment of the principal of and interest on the Bonds on the scheduled due dates and upon redemption or acceleration.

NOW, THEREFORE, in consideration of the premises and in order to induce Bank to issue the Letter of Credit, the parties hereto agree as follows:

DEFINITIONS.

Defined Terms.    As used herein:

For the purposes of this Agreement:

“Adjusted Funded Debt” means, for any applicable Person as of an applicable date, Funded Debt less Long-Term Unfunded Pension Liability.

“Adjusted Liabilities” means, for any applicable Person as of an applicable date, Liabilities less Long-Term Unfunded Pension Liability and Subordinated Debt.

“Adjusted Tangible Net Worth” means, for any applicable Person as of an applicable date, (a) the total stockholder’s (or equivalent owner’s) equity of such Person (adjusted to take into account the Unfunded Pension Liability Adjustment), plus (b) the Subordinated Debt of such Person, and (c) excluding, without duplication (to the extent reflected in determining stockholders’ (or equivalent owner’s) equity of such Person) (i) accumulated depreciation and amortization; and (ii) the aggregate amount of Intangible Assets of such Person and the aggregate amount of Affiliate Assets of such Person (other than Intangible Assets taken into account with respect to the Unfunded Pension Liability Adjustment).

“Affiliate” means, with respect to any applicable Person, (a) any officers or directors of such Person, or (b) any other Person that has a relationship with the applicable Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Assets” means, for any applicable Person as of an applicable date, the total amount of all assets of the applicable Person arising out of contracts or agreements with Affiliates, including, but not limited to, any notes receivable.

“Amortization Expense” means the amortization expense of Borrower for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles.

“Annualized Rolling Period” means the period from the date one year prior to the applicable date through the applicable date.

“Bank” means SouthTrust Bank, an Alabama banking corporation.

“Base Rate” means the rate of interest periodically designated by Bank as its Base Rate. The Base Rate is not necessarily the lowest interest rate charged by Bank.

“Bond Documents” means the Loan Agreement, the Trust Indenture, and any other document relating to the issuance of the Bonds.

“Bonds” means the $2,500,000.00 in aggregate principal amount of the Issuer’s Variable/Fixed Rate Revenue Bonds (Pemco Aviation Group, Inc. Project).

“Borrower” means Pemco Aviation Group, Inc., a Delaware corporation.

“Borrower Parties” means, collectively, Borrower and PWAS; and “Borrower Party” means any one of the Borrower Parties, singularly.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means that certain commitment letter dated March 18, 2002, from Bank to Borrower.

“Consolidated Basis” means the consolidation of the assets, liabilities, income and losses, as applicable, of Borrower and its Consolidated Subsidiaries, together with a separate statement of each of the foregoing for each Person whose assets, liabilities, income and losses are the subject of the consolidation.

“Consolidated Subsidiaries” means, with respect to an applicable Person, any subsidiary of such Person the accounts of which are required to be consolidated with those of such Person in its consolidated financial statements in accordance with generally accepted accounting principles.

“Default” means the occurrence of an event described in Article VI hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

“Depreciation Expense” means the depreciation expense of Borrower for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles.

“EBITDA” means, for any applicable Person for any applicable period, the Net Income (Loss) of such Person for such period, plus (a) the sum of the following amounts of such Person for such period to the extent included in the determination of such Net Income (Loss): (i) Depreciation Expense, (ii) Amortization Expense and other noncash charges, (iii) Interest Expense, (iv) Income Tax Expense, and (v) non-cash losses on asset sales for such Person; less (b) Extraordinary Receipts (and other gains on asset sales not otherwise included in Extraordinary Receipts) for such Person.

“Environmental Laws” means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

“Equity Interests” means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

“Equity Owner” means any Person owning an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

“Event of Default” means the occurrence of an event described in Article VI hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Article VI.

“Existing Indebtedness” means Indebtedness of Borrower owing as of the date of this Agreement.

“Expiration Date” means the Expiration Date under and as defined in the Letter of Credit.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“Financial Statements” means the audited balance sheet and income statement of Borrower dated as of December 31, 2001, as supplemented by the Form 10-Q as of each Quarter-End through the Quarter-End of March 31, 2002.

“Financing Statements” means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required hereunder.

“Fixed Charge Coverage Ratio” means, for any applicable Person for any applicable period, the ratio of (a) the Operating Income of such Person, to (b) the Fixed Charges incurred by such Person.

“Fixed Charges” means, for any applicable Person for any applicable period, the sum of (without duplication) (a) Interest Expense and Lease Expense for such period; plus (b) regularly scheduled principal payments on Indebtedness of such Person during such period, including, without limitation, the principal component of all payments made in respect of capitalized lease obligations, but excluding any scheduled balloon, bullet or similar principal payment which repays such Indebtedness in full; plus (c) all payments made in respect of any Unfunded Pension Liability.

“Funded Debt” means, for any applicable Person as of an applicable date, all indebtedness of such Person, other than indebtedness that is accounts payable, accrued expenses or other current liabilities not incurred through the borrowing of money.

“Generally Accepted Accounting Principles” means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have theretofore been furnished to Bank by the applicable Person.

“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies.

“Governmental Authority” means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over Bank, any Borrower Party, or any property of any of them.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:

a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part of all of such obligation, or an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by the purchase of securities or obligations, the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, repayment of amounts drawn down by beneficiaries of letters of credit, or the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

“Hazardous Materials” and “Hazardous Substances” means “hazardous materials” and “hazardous substances” as defined under any applicable Environmental Law.

“Income Tax Expense” means the income tax expense of Borrower for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles.

“Indebtedness” means all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)	All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

to purchase such indebtedness; or

to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

to supply funds to or

in any other manner invest in the debtor;

All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should not be reflected on the lessee’s balance sheet.

“Intangible Assets” means, for any applicable Person as of an applicable date, the total amount of all assets of such Person consisting of goodwill patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with generally accepted accounting principles.

“Interest Expense” means the interest expense of Borrower for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles.

“Laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, whether now in effect or hereafter enacted.

“Lease Expense” means the lease expense of Borrower with respect to operating leases for the applicable period (to the extent included in the computation of Net Income (Loss)), determined in accordance with Generally Accepted Accounting Principles (and specifically excluding any capitalized lease obligations).

“Letter of Credit” means that certain Letter of Credit to be issued by Bank, for the account of Borrower, naming the Trustee as beneficiary, in substantially the form of Exhibit “A” hereto, as it may be amended, modified or supplemented from time to time.

“Liabilities” means, for any applicable Person as of an applicable date, all indebtedness of such Person that should be classified as liabilities on a balance sheet according to generally accepted accounting principles.

“Lien” means any mortgage, pledge, encumbrance, charge, security interest, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

“Loan Agreement” means that certain Loan Agreement dated as of October 1, 2002, between Issuer and Borrower, as amended from time to time.

“Long-Term Unfunded Pension Liability” means, for any applicable Person as of an applicable date, any Unfunded Pension Liability with respect to which no payment is required to be made within one (1) year of the applicable date.

“Material Adverse Change” means the occurrence of an event giving rise to a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower Party, (b) the rights and remedies of Bank under this Agreement or any Related Document or (c) the ability of any Borrower Party to perform its Obligations under this Agreement or any Related Document to which it is or is to be a party.

“Mortgage” means that certain Leasehold Mortgage/Mortgage and Security Agreement dated of even date herewith from Borrower Parties to Bank, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgage.

“Net Income (Loss)” means the net income (loss) of Borrower for the applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Receipts and any Income Tax Expense on such Extraordinary Receipts and any tax deductions or credits on account of such Extraordinary Receipts.

“Obligations” means the obligations (including obligations of performance) and liabilities of any Person to Bank of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank from any source, joint or several, liquidated or unliquidated, whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising under, pursuant to, and/or in connection with this Agreement, the Letter of Credit, and any of the other Related Documents, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(B)	To repay to Bank all amounts paid by Bank under the Letter of Credit or advanced by Bank under this Agreement, under any of the Related Documents or otherwise on behalf of any Borrower Party;

To pay, repay or reimburse to Bank all obligations under any agreements designed to provide protection for fluctuations in interest rates, exchange rates, or forward rates, including, without limitation, interest rate exchange agreements, foreign currency exchange agreements, foreign rate currency or interest rate options, puts, warrants, and those commonly known as interest rate “swap” agreements, and any interest rate cap or collar protection agreements; and

To reimburse Bank, on demand, for all of Bank’s expenses and costs, including the fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B).

“Official Statement” means that certain Official Statement to be dated as of the date of issuance of the Bonds.

“Operating Income” means, for any applicable Person for any applicable period, EBITDA of such Person for such period, less Income Tax Expense (to the extent included in the determination of Net Income (Loss) of such Person), plus Lease Expense (to the extent included in the determination of Net Income (Loss) of such Person).

“Ordinary Course of Business” means an action taken by a Person only if:

(C)	Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

Such action is not required to be authorized by the Governing Body of such Person; and

Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Liens” means:

(D)	Liens granted to Bank pursuant to the Mortgage;

Liens for ad valorem taxes not yet due and payable;

Liens granted by Borrower to (i) Wells Fargo Business Credit, Inc. as reflected by a financing statement filed with the Alabama Secretary of State, number B2000-39301, and (ii) General Electric Capital Corporation as reflected by two financing statements filed with the Alabama Secretary of State, numbers B2001-40438 and B2001-40439;

Liens granted by PWAS to (i) Wells Fargo Business Credit, Inc. as reflected by two financing statements filed with the Alabama Secretary of State, numbers B2000-41281 and B2001-04142, and (ii) Green Tree Vendor Services Group (as assigned to Wells Fargo Financial Leasing, Inc.) as reflected by a financing statement filed with the Alabama Secretary of State, number B1999-14747;

The following Liens, if the granting of such Lien or the attachment of such Lien to the Mortgaged Property (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed:

Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

Adverse judgments on appeal;

Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; and

Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

“Plans” means, collectively, all Borrower’s Single Employer Plans and Multiple Employer Plans, both as defined in ERISA, and “Plan” means any one of the Plans, singularly.

“Project” means construction of buildings, structures, facilities, improvements at the Dothan Regional Airport and the installation of equipment, machinery and related property and facilities therein.

“PWAS” means Pemco World Air Services, Inc., a Delaware corporation.

“Quarter” means a period of time of three consecutive calendar months.

“Quarter-End” means the last day of each of March, June, September, and December.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Related Documents” means the Letter of Credit, the Mortgage, the Financing Statements, and any other agreement or instrument relating thereto.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stockholders’ Equity” means, at any time, the sum of the following accounts set forth in a balance sheet of a Person, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles consistently applied:

(E)	The par or stated value of all outstanding Equity Interests;

Capital surplus; and

Retained earnings.

“Subordinated Debt” means any Indebtedness if and to the extent the same is the subject of a Subordination Agreement.

“Subordination Agreement” means any Subordination Agreement at any time entered into and approved by Bank as a Subordination Agreement under this Agreement.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding Equity Interests shall, at the time of determination, be owned by Borrower, directly or indirectly, through one or more intermediaries.

“Tangible Net Worth” means, at any time, Stockholders’ Equity, plus Subordinated Debt, less the sum of:

(F)	Any surplus resulting from any write-up of assets subsequent to the date of Closing;

Goodwill, including any amounts, however designated on a balance sheet of Borrower, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of Borrower;

Patents, trademarks, trade names and copyrights;

Any amount at which shares of Equity Interests of Borrower appear as an asset on Borrower’s balance sheet;

Loans and advances to Affiliates, stockholders, directors, officers or employees;

Deferred expenses;

Equity investment(s) in Affiliates of any nature; and

Any other amount in respect of an intangible that, in accordance with Generally Accepted Accounting Principles, should be classified as an asset on a balance sheet of Borrower.

“Third Party” means a Person not a party to this Agreement.

“Trustee” means SouthTrust Bank, as Trustee under the Trust Indenture.

“Trust Indenture” means that certain Trust Indenture, dated as of October 1, 2002, between the Issuer and the Trustee.

“Unfunded Pension Liability” means, with respect to any plan or multiemployer plan of any applicable Person as of an applicable date, the excess of its benefit liabilities under ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under the Internal Revenue Code for the applicable plan year.

“Unfunded Pension Liability Adjustment” means the amount by which the balance sheet of the Borrower is affected on account of Borrower’s Unfunded Pension Liability arising under Borrower’s Defined Benefit Pension Plan, including balance sheet entries for long-term pension benefit liability, comprehensive loss, intangible pension asset, and deferred tax.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“Without Notice” means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person.

AMOUNT AND TERMS OF THE LETTER OF CREDIT.

The Letter of Credit.    Borrower hereby requests and instructs Bank to issue the Letter of Credit on the terms and conditions herein set forth.

Issuing the Letter of Credit.    Bank agrees to issue the Letter of Credit on the date of the delivery of the Bonds to the original purchaser or purchasers thereof, subject to the terms and conditions herein set forth.

Reimbursement and Other Payments.

Subject to the following provisions of this Section 2.3, Borrower hereby agrees to pay to Bank, but only after Bank honors any draft presented under the Letter of Credit, (i) no later than the end of the first Business Day following the day on which Bank shall pay any draft presented under the Letter of Credit a sum equal to the amount so paid under the Letter of Credit, plus (ii) interest on any amount remaining unpaid by Borrower to Bank under clause (i) above from and including the date such amount becomes payable until payment in full, at such fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the Base Rate plus three percent (3.0%), the rate of interest payable hereunder to change concurrently with each change in the Base Rate, but in no event shall such fluctuating interest rate be higher than the maximum rate permitted by applicable Laws.

Notwithstanding the foregoing, if no Event of Default exists hereunder, and if Bank honors any draft presented under the Letter of Credit to pay the Purchase Price of Tendered Bonds (a “Purchase Drawing”), Borrower shall not be obligated to pay the amounts set forth in paragraph (A) immediately preceding and instead such amount shall be paid as follows:

On the first day of each month following the date of the Purchase Drawing, and on the first day of each month thereafter until the entire Purchase Drawing is paid in full, Borrower shall pay to Bank all accrued and unpaid interest on the outstanding balance of the Purchase Drawing, interest to accrue at the Base Rate.

On the first day of each of January, April, July and October, Borrower shall pay to Bank a principal payment in an amount equal to the quotient obtained by dividing the principal amount of the Purchase Drawing by the number of quarterly payment dates from the date of the Purchase Drawing through October 1, 2017.

If not earlier demanded pursuant to Article VI hereof, the outstanding principal balance of the Purchase Drawing, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the earlier of (i) the Expiration Date, or (ii) September 30, 2017.

Any Purchase Drawing may be prepaid by Borrower on any date without premium or penalty.

If Debt Service (as defined in the Indenture) is received by Bank with respect to Pledged Bonds (as defined in the Indenture) the amount so received shall be credited first against interest payable on the unreimbursed amount of the related Purchase Drawing, and the balance shall be credited against the amount of such Purchase Drawing.

Borrower hereby agrees to pay to Bank an annual letter of credit commission with respect to the amount available to be drawn under the Letter of Credit, computed at the rate of one percent (1.0%) per annum of the Stated Amount (as defined in the Letter of Credit) of the Letter of Credit, as reduced from time to time; until the Expiration Date, the first such annual commission to be payable in advance on the date of issuance of the Letter of Credit, and each other such annual commission to be payable on or before October 1 of each year thereafter until the Expiration Date. Upon termination of the Letter of Credit and the return of the original thereof to Bank, within ten (10) days thereof Bank shall pay to Borrower a refund of any annual letter of credit commission equal to the product of (i) the amount of the annual letter of credit commission theretofore paid, multiplied by (ii) the number of days remaining through October 1 of the applicable year from the date the Letter of Credit is terminated and returned, divided by 365 days.

If any change in any Law or regulation or in the interpretation thereof by any court or Governmental Authority charged with the administration thereof or any compliance by Bank with any guideline or request from any central bank or Governmental Authority (whether or not having the force of law) shall either (i) affect, impose, modify or deem applicable any reserve, special deposit, capital maintenance or similar requirement against letters of credit (or similar contingent obligations) issued by, or amount of capital required or expected to be maintained by, or assets held by, or deposits in or for the account of, Bank or any corporation controlling Bank or (ii) impose on Bank or any corporation controlling Bank any other condition regarding this Agreement or the Letter of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to Bank or any corporation controlling Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be determined by Bank’s reasonable allocation of the aggregate of such cost increases resulting from any such event), then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts which shall be sufficient to compensate Bank or any corporation controlling Bank for such increased cost. A certificate as to such increased cost incurred by Bank as a result of any event mentioned in clause (i) or (ii) above, submitted by Bank to Borrower, shall, in the absence of manifest error, be conclusive and binding for all purposes.

Borrower hereby agrees to pay to Bank, on demand, sums equal to any and all reasonable charges and expenses which Bank may pay or incur, and all other customary charges of Bank, relative to the issuance of the Letter of Credit or to any payment by Bank thereunder.

Payments and Computations.    Borrower shall make each payment hereunder not later than 12:00 p.m. (Central Time) on the day when due in lawful money of the United States of America to Bank at its address referred to in Section 7.2 hereof in same day funds. Borrower hereby authorizes Bank, if and to the extent payment is not made when due hereunder, to charge from time to time against Borrower’s account with Bank any amount so due. Computations of interest and letter of credit commission due hereunder shall be made by Bank on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) elapsed.

Payment on Non-Business Days.    Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or letter of credit commission, as the case may be.

Obligations Absolute.    The obligations of Borrower under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

any lack of validity or enforceability of any of the Related Documents;

any amendment or waiver of or any consent to departure from all or any of the Related Documents;

the existence of any claim, set-off, defense or other right which Borrower may have at any time against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any Persons for whom the Trustee, any such beneficiary or any such transferee may be acting), Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transaction;

any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect;

any non-application or misapplication by the Trustee or otherwise of the proceeds of any drawing under the Letter of Credit;

payment by Bank under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit, provided the same shall not have constituted gross negligence or wilful misconduct by Bank;

the failure by Bank to honor any drawing under the Letter of Credit, provided the same shall not have constituted gross negligence or wilful misconduct by Bank; and

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided the same shall not have constituted gross negligence or wilful misconduct by Bank.

Security.    As security for the Obligations, Borrower Parties have agreed to execute and deliver the Mortgage.

CONDITIONS OF ISSUANCE.

Conditions Precedent to Issuance of the Letter of Credit.    Except as may be waived by Bank in its discretion, the obligation of Bank to issue the Letter of Credit is subject to the condition precedent that Bank shall have received on or before the day of issuance of the Letter of Credit the following, in form and substance satisfactory to Bank:

This Agreement;

The Mortgage, together with the following:

evidence that the Mortgage has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid Lien on the Mortgaged Property in favor of Bank and that all filing and recording taxes and fees have been paid, a standard American Land Title Association form title insurance policy with respect to the Mortgaged Property and acceptable to Bank in its discretion, with endorsements and in an amount acceptable to Bank, issued by a title insurance company acceptable to Bank, insuring the Mortgage to be a valid Lien on the Mortgaged Property, free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s liens), excepting only Liens approved by Bank in its discretion, and providing for such other affirmative insurance (including endorsements for future advances and for mechanics’ and materialmen’s liens), such consents and agreements of lessors, lessees, and other third parties, and such estoppel letters and other confirmations, as Bank may deem necessary or desirable,

evidence of the insurance required by the terms of this Agreement and/or the Mortgage, and evidence that all other action that Bank may deem necessary or desirable in order to create a valid Lien on the Mortgaged Property has been taken;

The Financing Statements;

Certified copies of (i) the resolutions of the Board of Directors of the Borrower Parties approving, as applicable, the execution, delivery and performance of this Agreement and the Related Documents and the other matters contemplated hereby and of all other documents evidencing any other necessary corporate action; and (ii) the Articles of Incorporation and By-Laws of each Borrower Party;

A certificate of the Secretary or an Assistant Secretary of each Borrower Party, certifying the names and true signatures of the officers of the applicable Borrower Party authorized to sign this Agreement, the Related Documents and the other documents to be delivered by the applicable Borrower Party hereunder, upon which Bank may conclusively rely until a replacement certificate is provided therefor.

A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate governmental authority) and department of revenue or taxation (or similar appropriate governmental authority) of each jurisdiction in which each Borrower Party is organized as to the existence and good standing of each such Borrower Party within such jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate governmental authority) of each state where any of the Mortgaged Property is located as to the qualification and good standing of each Borrower Party as a foreign entity doing business in each such state;

Letters and/or certificates, in form and substance satisfactory to Bank, attesting to the Solvency of each Borrower Party after giving effect to the transactions contemplated hereby, from its chief financial officer or vice president of finance;

UCC-11 reports showing no Liens superior to the Lien granted by Borrower Parties under the Mortgage;

A survey of the Mortgaged Property by a land surveyor duly registered and licensed in the state in which the Mortgaged Property is located and acceptable to Bank, and either (i) evidence satisfactory to Bank that none of the Mortgaged Property is located in a flood hazard area, or (ii) a flood insurance policy satisfactory to Bank;

An environmental/hazardous substances survey and report with respect to the Mortgaged Property, and acceptable to Bank;

Certified copies of all Governmental Approvals (including approvals or orders of the Issuer) necessary with respect to this Agreement and the transactions contemplated hereby, including, but not limited to, certified copies of the resolutions of the Board of Directors of the Issuer authorizing the execution, delivery, and performance of the Bond Documents, the Bonds and all documents evidencing any other corporate action on behalf of Issuer;

An opinion of counsel for the Borrower Parties, in form and substance satisfactory to Bank, which shall include advice from such counsel to Bank that Bank may rely on such opinion;

An opinion of Walston, Wells, Anderson & Bains, LLP, Bond Counsel, in form and substance satisfactory to Bank, which shall include advice from such Bond Counsel to Bank that Bank may rely on such opinion;

An executed copy of each of the Bond Documents and specimens of the Bonds;

A certificate from the Issuer stating that the Issuer has duly executed and delivered the Bonds to the Trustee; and

Evidence of payment of all fees owing by the Borrower Parties to Bank including the fees of Bank’s counsel.

Additional Conditions Precedent to Issuance of the Letter of Credit.    The obligation of Bank to issue the Letter of Credit shall be subject to the further conditions precedent that on the date of the issuance of the Letter of Credit:

the following statements shall be true and Bank shall have received a certificate signed by Borrower, dated the date of such issuance, stating that:

The representations and warranties contained in Article IV are correct on and as of the date of the issuance of the Letter of Credit as though made on and as of such date,

No event has occurred and is continuing, or would result from the issuance of the Letter of Credit, which constitutes a Default, and

No Material Adverse Change has occurred since the last date that the Borrower Parties delivered financial information to Bank.

Bank shall have received such other approvals, opinions or documents as Bank may reasonably request.

REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

Existence.    Borrower is a duly organized and existing Delaware corporation in good standing, and has full power and authority to consummate the transactions contemplated by this Agreement.

Authority.    The execution, delivery and performance of this Agreement and the Related Documents have been duly authorized by all requisite action by each Borrower Party a party thereto. This Agreement and the Related Documents have been duly executed and delivered by each Borrower Party a party thereto, and constitute valid and binding obligations of each Borrower Party a party thereto, enforceable in accordance with their respective terms, and Bank will be entitled to the benefits of this Agreement and the Related Documents.

Consents or Approvals.    Except for consents and approvals already obtained, no consent of any Third Party and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Party is required either (i) for the due execution, delivery, recordation, filing or performance by any Borrower Party of this Agreement or any Related Document or for the consummation of the transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by Borrower Parties of the Lien granted pursuant to the Mortgage, (iii) for the perfection or maintenance of the Lien created by the Mortgage, except for the recording of the Mortgage and the Financing Statements, (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any Related Document, except as may be required by applicable Laws in connection with the foreclosure and disposition of the Mortgaged Property, or (v) for the operation of any Borrower Party’s business. All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower to enter into and perform its obligations under this Agreement.

Violations or Actions Pending.    There are no actions, suits, or proceedings pending or, to the best of Borrower’s knowledge, threatened, which might have a Material Adverse Effect or which might impair the value of the Mortgaged Property. No Borrower Party is in violation of any agreement the violation of which will or might reasonably be expected to have a Material Adverse Effect, and no Borrower Party is in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Borrower Party is subject. The execution and performance of this Agreement by Borrower will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument which may bind or affect Borrower.

Subsidiaries.    Borrower has no Subsidiaries, except as disclosed in the Financial Statements.

Existing Indebtedness.    Borrower is not in default with respect to any of the Existing Indebtedness.

Tax Returns.    Except as may otherwise be permitted herein, all federal, state, local and other tax returns and reports of each Borrower Party required by Laws have been completed in full and have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to such Borrower Party have been paid, and each Borrower Party maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings. There are no unpaid assessments pending against any Borrower Party for any taxes or withholdings, and Borrower knows of no basis therefor.

Financial Statements.    All financial statements of the Borrower Parties heretofore given and hereafter to be given to Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank, except as may be disclosed in writing to Bank.

Good and Marketable Title.    Borrower Parties have good and marketable title to the Mortgaged Property, subject to no Liens, except for Permitted Liens.

Solvency.    Each Borrower Party is Solvent.

ERISA Compliance.    The Plans meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA and no reportable event or prohibited transaction as defined in ERISA has occurred.

Priority of Liens.    The Lien granted by the Mortgage constitutes a first Lien against the Mortgaged Property, prior to all other Liens and encumbrances, including those which may hereafter accrue, except for the Permitted Liens.

Accuracy of Documents.    All documents furnished to Bank by or on behalf of any Borrower Party as part of or in support of the application for the Letter of Credit, the Commitment Letter or this Agreement are true, correct, complete in all material respects and accurately represent the matters to which they pertain.

Restrictions and Covenants Affecting the Mortgaged Property.    No Borrower Party nor the Mortgaged Property is in violation of any easements, covenants or restrictions affecting the Mortgaged Property, which violation would give rise to a Material Adverse Change.

Condemnation.    There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Mortgaged Property, or any interest therein, or to enjoin or similarly prevent the use of the Mortgaged Property, the result of which would give rise to a Material Adverse Change.

Official Statement.    Except for information contained therein describing Bank, the Issuer or Federal Tax Matters, as to which no representation is made, the Official Statement is, and any supplement or amendment thereof shall be, accurate in all material respects for the purposes for which its use is, was, or shall be, authorized as it relates to Borrower; and the Official Statement does not, and any such supplement or amendment shall not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading.

Representations and Warranties of Related Documents.    None of the representations or warranties made by any Borrower Party in any Related Document or in any financial statement, exhibit or document furnished in connection with this Agreement or any other Related Document as of the respective dates of such representations and warranties, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made not misleading.

BORROWER’S COVENANTS.

Borrower does hereby covenant and agree with Bank that, so long as the Letter of Credit is outstanding and/or any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, Borrower at all times will comply or cause to be complied with the following covenants:

Affirmative Covenants.

Borrower will duly and promptly pay and perform all of Borrower’s Obligations according to the terms of this Agreement and the Related Documents.

Borrower will use the proceeds from the sale of the Bonds only for the purposes as permitted under the Bond Documents; and Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

Borrower shall (and shall cause each other Borrower Party to) comply with all the obligations required on its part to be performed under the Loan Agreement and the other Related Documents. In the event that any Borrower Party fails or refuses to perform any of its obligations under the Loan Agreement or any other Related Document, Bank may, but shall not be obligated to, perform any and all of such obligations of such Borrower Party under the Loan Agreement or such other Related Document, including, but not limited to, the payment of any or all rent and other sums due from such Borrower Party thereunder. Any costs or expenses incurred by Bank in performing the obligations of any Borrower Party under the Loan Agreement and the other Related Documents, including any rent or other sums paid by Bank, shall constitute part of the Obligations.

Borrower will furnish or cause to be furnished to Bank:

Within ninety (90) days after each Quarter-End, (a) an unaudited (management-prepared) income statement of Borrower for such Quarter, and (b) an unaudited (management-prepared) balance sheet of Borrower for such Quarter, all in reasonable detail with Bank having full access to all supporting schedules and comments, and certified by Borrower’s president, principal financial officer or vice president of finance to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by Borrower, except for any inconsistencies explained in such certificate;

Within ninety (90) days after each Fiscal Year-End (a) an income statement of Borrower for such Fiscal Year, and (b) a balance sheet of Borrower as of the end of such Fiscal Year, all in reasonable detail, including all supporting schedules and comments; the statements and balance sheets to be audited by an independent certified public accountant selected by Borrower and acceptable to Bank, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by Borrower, except for any inconsistencies explained in such certificate; in addition, Borrower will obtain from such independent certified public accountants and deliver to Bank, within ninety (90) days after the close of each Fiscal Year, their written statement that in making the examination necessary to their certification they have obtained no knowledge of any Default, or disclosing all Defaults of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements; and Bank shall have the right, from time to time, to discuss Borrower’s affairs directly with Borrower’s accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of Borrower and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto.

Contemporaneously with each quarterly and year-end financial report required by the foregoing paragraphs, a certificate of the president, principal financial officer or vice president of finance of Borrower stating that he or she has individually reviewed the provisions of this Agreement and that a review of the activities of Borrower during such year or monthly period, as the case may be, has been made by or under the supervision of the signers of such certificate with a view to determining whether Borrower has kept, observed, performed and fulfilled all of its obligations under this Agreement, and that, to the best of his or her knowledge, Borrower has observed and performed each and every undertaking contained in this Agreement and is not at the time in default in the observance or performance of any of the terms and conditions hereof or, if Borrower shall be so in default, specifying all such defaults and events of which he or she may have knowledge and setting forth financial data and computation evidencing Borrower’s compliance with the financial covenants set forth in this Agreement; and

Promptly after sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its Governing Body and all registration statements and reports that Borrower files with the Securities and Exchange Commission (or any other similar Governmental Authority) or any successor Person.

Borrower will pay or cause to be paid all loan fees when due; all expenses involved in perfecting the Lien or priority of the Lien granted in the Mortgage and all other out-of pocket expenses of Bank related to the Letter of Credit, or the protection and preservation of the Mortgaged Property, or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Related Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, and attorneys’ fees (including attorneys’ fees at trial and on any appeal by any Borrower Party or Bank), real property taxes and insurance premiums.

Borrower will permit (and will cause each other Borrower Party to permit) Bank and its agents to have access to the Mortgaged Property at reasonable times.

Borrower will certify to Bank upon request by Bank that:

Borrower has complied with and is in compliance with all terms, covenants and conditions of this Agreement and the Related Documents which are binding upon it;

there exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

the representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate.

Borrower will (and will cause each other Borrower Party to), when requested so to do, make available for inspection and audit by duly authorized representatives of Bank any of Borrower Party’s Records, and will furnish Bank any information regarding Borrower Party’s business affairs and financial condition within a reasonable time after written request therefor. Borrower shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

Borrower will (and will cause each other Borrower Party to) keep accurate and complete Records, consistent with sound business practices.

Borrower will (and will cause each other Borrower Party to) notify Bank thirty (30) days in advance of any change in the location of any place of business of Borrower Party or of the establishment of any new place of business, or the discontinuance of any existing place of business.

Borrower will (and will cause each other Borrower Party to) notify Bank immediately if Borrower Party becomes aware of the occurrence of any Default, or if Borrower Party becomes aware of any Material Adverse Change or the occurrence of any event that might have or give rise to a Material Adverse Effect.

Borrower will:

Fund all its Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA; and

Promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

Upon completion of the Project, Borrower shall provide to Bank an appraisal of the Improvements complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 which appraisal shall be from a Person acceptable to Bank and otherwise in form and substance satisfactory to Bank. In the event the appraisal reflects an appraised value of (i) less than $2,500,000.00, or (ii) a loan to value ratio of greater than 80%, Borrower shall deposit with Bank cash collateral in the amount of such difference to be held in accordance with the provisions of Section 6.3 of this Agreement.

Negative Covenants.

Borrower will not (and will not permit any other Borrower Party to), without Bank’s prior written consent (such consent not to be unreasonably withheld or delayed), change Borrower Party’s name, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve.

Except in Borrower Party’s Ordinary Course of Business, Borrower will not (and will not permit any other Borrower Party to), without Bank’s prior written consent, sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, the Mortgaged Property or all or any substantial part of Borrower Party’s other assets.

Borrower will not (and will not permit any other Borrower Party to) furnish Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

Financial Covenants.

During the term of this Agreement, Borrower will maintain or cause to be maintained:

a Fixed Charge Coverage of not less than 1.2 to 1.0;

Adjusted Tangible Net Worth of not less than $24,300,000.00, plus 60% of the Net Income as of each Quarter-End beginning March 31, 2003; and

a ratio of Adjusted Liabilities to Adjusted Tangible Net Worth of not more than 2.5 to 1.0.

For purposes of computation of the foregoing financial covenants, such computation (i) shall be determined by Bank as of each Quarter-End, based on the compliance certificate most recently delivered by Borrower, and (ii) shall be determined on a Consolidated Basis and based on an Annualized Rolling Period, if applicable.

Borrower will not declare or pay any dividends, or make any other payment or distribution on account of its Equity Interests in an amount such that such payment or other distribution shall cause the violation of any other covenant or agreement of Borrower set forth herein; provided, however, that Borrower may incur and make payments of Subordinated Debt if and to the extent that the same does not otherwise give rise to a Default under this Agreement.

Mandatory Bond Retirement.    Borrower shall cause Bonds to be redeemed pursuant to the terms and conditions of the Bond Documents, in the principal amounts as set forth below.

Redemption Period	Minimum Principal Payment Amount
October 1, 2003-September 30, 2004	$178,000
October 1, 2004-September 30, 2005	$178,000
October 1, 2005-September 30, 2006	$178,000
October 1, 2006-September 30, 2007	$178,000

October 1, 2007-September 30, 2008	$178,000
October 1, 2008-September 30, 2009	$178,000
October 1, 2009-September 30, 2010	$178,000
October 1, 2010-September 30, 2011	$178,000
October 1, 2011-September 30, 2012	$178,000
October 1, 2012-September 30, 2013	$178,000
October 1, 2013-September 30, 2014	$178,000
October 1, 2014-September 30, 2015	$178,000
October 1, 2015-September 30, 2016	$178,000
October 1, 2016-September 30, 2017	$186,000

In all events, the principal amount of all the Bonds will be paid no later than September 30, 2017.

Fixed Rate Election.    So long as a drawing is available under the Letter of Credit or Bank shall have any commitment hereunder or Borrower shall have any obligation to pay any amount to Bank hereunder, Borrower shall not exercise its right to convert the interest calculation on the Bonds to the Fixed Rate (as defined in and provided for in the Trust Indenture).

EVENTS OF DEFAULT.

Events of Default.    The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

Borrower shall fail to pay any amount payable under any provision of Section 2.3 when due.

Any representation or warranty made by any Borrower Party in this Agreement or any Related Document shall prove to have been incorrect in any material respect when made or shall cease to be true.

Any Borrower Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any Related Document on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Borrower by Bank.

There shall occur any default or event of default as defined and provided under any Related Document or any Bond Document (after the expiration of any applicable grace and cure period provided therein).

The validity or enforceability of this Agreement or any other Related Document shall be contested by any Borrower Party, and/or any Borrower Party shall deny that it has any or further liability or obligation hereunder or thereunder.

Assignment or attempted assignment by any Borrower Party of this Agreement or any rights hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Mortgaged Property or any interest therein without the prior written consent of Bank, except for transfers permitted hereunder or under any other Related Document.

The institution of a foreclosure or other possessory action against the Mortgaged Property or any part thereof.

Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.

Any Material Adverse Change.

Any Borrower Party shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

Proceedings in Bankruptcy, or for reorganization of any Borrower Party, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party, or shall be commenced against any Borrower Party and shall not be discharged within sixty (60) days of commencement.

A receiver or trustee shall be appointed for any Borrower Party or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Borrower Party shall discontinue business or materially change the nature of its business.

Any Borrower Party shall suffer final judgments for payment of money aggregating in excess of $250,000 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

A judgment creditor of any Borrower Party shall obtain possession of any of the Mortgaged Property by any means, including, without limitation, levy, distraint, replevin or self-help.

Acceleration.    All Obligations shall, at the option of Bank, become immediately due and payable the occurrence of an Event of Default without further action of any kind.

Special Remedies as to Letter of Credit.    In addition to any rights and remedies Bank may otherwise have under this Agreement, if any Event of Default shall have occurred:

Bank may in its sole discretion (i) if the Letter of Credit shall not have been issued, by notice to Borrower, declare the obligation of Bank to issue the Letter of Credit to be terminated, whereupon the obligation of Bank to issue the Letter of Credit shall forthwith terminate; or (ii) if the Letter of Credit shall have been issued, (x) give notice to the Trustee that an Event of Default has occurred hereunder and request that the Trustee declare the principal of all Bonds then outstanding and all interest accrued and unpaid thereon to be due and payable and direct that the Bonds be purchased pursuant to the Indenture, (y) give notice to the Trustee that an Event of Default has occurred hereunder and direct that the Bonds be purchased pursuant to the Indenture, and/or (z) make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to Bank in same day funds at Bank’s office designated in such demand, for deposit in a special cash collateral account (the “Cash Collateral Account”) to be maintained at such office of Bank, an amount equal to the maximum amount then available to be drawn under the Letter of Credit. The Cash Collateral Account shall be in the name of Borrower (as cash collateral account), but under the sole dominion and control of Bank and subject to the terms of this Agreement.

Subject to the right of Bank to withdraw funds from the Cash Collateral Account as provided below to reimburse funds expended by Bank to honor drafts presented under the Letter of Credit, Bank may from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, and all such investments and reinvestments shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account. Borrower and Bank shall not invest or fail to invest any funds on deposit in the Cash Collateral Account, or fail to pay any required rebate to the United States of America, if such investment or failure to invest or such failure to pay any required rebate, would cause the Bonds to be or become “arbitrage bonds” within the meaning of Section 148 of the Internal Revenue Code of 1986, as amended, and any applicable regulations thereunder; provided further that in determining its obligations under the preceding provisions of this paragraph (B), Borrower and Bank may rely upon an opinion of counsel acceptable to them.

If at any time Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than Bank and/or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letter of Credit, Borrower will, forthwith upon demand by Bank, pay to Bank, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such maximum amount at such time available to be drawn under the Letter of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which Bank determines to be free and clear of any such right and claim.

Borrower hereby pledges, and grants to Bank a security interest in, all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due and to become due from Borrower to Bank under this Agreement. Nothing in this Section 6.3, however, shall either obligate Bank to require any funds to be deposited in the Cash Collateral Account or limit the right of Bank, which it may exercise at any time and from time to time, to release to Borrower any funds held in the Cash Collateral Account pursuant to the other provisions of this Section 6.3.

Bank may, at any time or from time to time, apply funds from time to time held in the Cash Collateral Account to the payment of any amounts, in such order as Bank may elect, as shall have become or shall become due and payable by Borrower to Bank under this Agreement. Borrower agrees that, to the extent notice of sale of any securities shall be required by Law, at least five Business Days’ Notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it will so adjourned.

Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, except as otherwise provided in subsection (G) below and except that upon (i) the payment in full of the principal of and interest on the Bonds and the release by all Persons who may claim rights in and to the Cash Collateral Account, and (ii) the termination of the Letter of Credit in accordance with its terms and the payment of all amounts payable by Borrower to Bank under this Agreement, any funds remaining in the Cash Collateral Account shall be returned by Bank to Borrower or paid to whomever may be legally entitled thereto.

Subject to the rights and remedies otherwise provided to Bank in this Agreement and under applicable Law, so long as no Default shall have occurred and be continuing, Bank will release to Borrower, at the written request of Borrower, funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of (x) the total amount of funds held in the Cash Collateral Account over (y) the maximum amount available to be drawn under the Letter of Credit.

Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Cash Collateral Account or any funds held therein, except as may be expressly provided in this Agreement.

Bank shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which Bank accords its own property, it being understood that Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

General Remedies.    Upon the occurrence and during the continuance of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Related Documents, all those allowed by all applicable Laws, all of which rights and remedies may be exercised jointly and severally.

Right of Set-Off.

Upon the occurrence of any Event of Default, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or the credit or the account of Borrower against any and all of the Obligations, irrespective of whether or not Bank shall have made any demand hereunder and although the Obligations may be contingent or unmatured.

Bank agrees to notify Borrower after any such set-off and application referred to in subsection (a) above, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

No Limitation on Rights and Remedies.    he enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Related Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Related Documents as to Bank’s exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

MISCELLANEOUS.

Amendments, Etc.    No amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank and then such waiver or consent shall be effective only in the specified instance and for the specified purpose for which given.

Notices, Etc.    All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or telegraphed or delivered, if to Borrower, at its address at 1943 50th Street North, Birmingham, Alabama 35212, Attention: Chief Financial Officer; if to PWAS, at its address at Pemco World Air Services, Inc., Dothan Regional Airport, 100 Pemco Drive, Dothan, Alabama 36303, Attention: President and General Manager; and if to Bank, at its address at P. O. Box 2554, Birmingham, Alabama 35290, Attention: Corporate Banking Department, with copy to SouthTrust Bank, P. O. Box 2554, Birmingham, Alabama 35290, Attention: Corporate Trust Department, and with a copy to Ray D. Gibbons, Esq., Burr & Forman LLP, 3100 SouthTrust Tower, Birmingham, Alabama 35203; or as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telegraphed, be effective when deposited in the mails or delivered to the telegraph Borrower, respectively, addressed as aforesaid.

Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.

Indemnification.    Borrower hereby indemnifies and holds Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses which Bank may incur or which may be claimed against Bank by any Person by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit, or in connection with the issuance and sale and subsequent remarketing of the Bonds; provided, however, that Borrower shall not be required to indemnify Bank for any of the foregoing to the extent (but only to the extent) caused by reason of (i) the wilful misconduct or gross negligence of Bank in determining whether a draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit, or (ii) the wilful misconduct or gross negligence of Bank in failing to pay under the Letter of Credit after the presentation to it by the Trustee of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit.

Nothing in this Section 7.4 is intended to limit Borrower’s obligations contained in Section 2.3.

Without prejudice to the survival of any other obligation of Borrower hereunder, the indemnities and obligations of Borrower contained in this Section 7.4 shall survive the payment in full of amounts payable pursuant to Section 2.3 and the termination of the

Letter of Credit.

Liability of Bank.    As between Bank and Borrower, Borrower assumes all risks of the acts or omissions of the Trustee and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Trustee and any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier, telex or otherwise; (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under the Letter of Credit; or (f) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that Borrower shall have a claim against Bank, and Bank shall be liable to Borrower, to the extent of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Bank’s wilful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or by Bank’s gross negligence or wilful misconduct in failing to make lawful payment under the Letter of Credit. In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Costs, Expenses and Taxes.    Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of this Agreement and any other documents which may be delivered in connection with this Agreement, and any amendments or supplements thereto, including, without limitation, the fees and out-of-pocket expenses of counsel for Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising Bank as to its rights and responsibilities under this Agreement and all costs and expenses in connection with (i) the enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain Bank from paying any amount under the Letter of Credit. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and such other documents, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Approval of Disbursements by Trustee.    Section 7.02 of the Trust Indenture provides for disbursements by the Trustee from the Construction Fund upon receipt of a requisition or payment request and such disbursements are subject to the approval of Bank. Accordingly, Borrower shall provide the duly executed requisition or payment request required by Section 7.02 of the Trust Indenture, along with all required information and documentation, to Bank for approval and transmission to the Trustee at least five (5) business days prior to the date upon which said disbursement is scheduled to be made by the Trustee. Upon approval of the request by Bank, Bank will submit the request to the Trustee for processing and disbursement.

Further Assurances.    Borrower will, at any and all times, execute and deliver all such further documents, resolutions, assignments, recordings, filings, transfers and assurances as may be necessary or desirable for the better assuring and confirming of all of the rights, revenues and other funds pledged or assigned to or mortgaged for the payment of the Obligations, or intended so to be. Borrower hereby authorizes and empowers Bank to file Financing Statements with respect to any security pledged or assigned to Bank in accordance with the Uniform Commercial Code.

Survival of Representations and Warranties.    All representations and warranties of Borrower contained in this Agreement shall survive the execution and delivery of this Agreement, regardless of any investigation made by Bank or on its behalf.

Counterparts.    This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Binding Effect.    This Agreement shall become effective when it shall have been executed by Borrower and Bank and thereafter shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank. No such assignment (whether or not consented to by Bank) shall in itself relieve or release Borrower from its obligations hereunder unless Bank shall agree in writing to release Borrower from its rights or obligations hereunder. Bank may assign to any financial institution all or any part of, or any interest (undivided or divided) in, Bank’s rights and benefits under this Agreement, and to the extent of that assignment such assignee shall have the same rights and benefits against Borrower hereunder as it would have had if such assignee were Bank issuing or paying under the Letter of

Credit hereunder.

Severability.    Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Jurisdiction, Etc.    Borrower hereby waives trial by jury in any action or proceeding of any kind or nature in any court in which an action may be commenced by or against Borrower arising out of this Agreement, the collateral or any assignment thereof or by reason of any other cause or dispute whatsoever between Borrower and Bank of any kind or nature. Borrower and Bank hereby agree that the United States Court for the Northern District of Alabama or, at the option of Bank, any state court located in the State of Alabama, shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Bank, pertaining directly or indirectly to this Agreement, the Letter of Credit, the Bonds or any other Related Documents or to any matter arising therefrom. Borrower expressly submits and consents in advance to such courts, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, and agreeing that service of such summons and complaint, or other process or papers may be made by registered or certified mail addressed to Borrower at the address of Borrower set forth in Section 7.2. Should Borrower fail to appear or answer any summons, complaint, process or papers so served within thirty days after the mailing thereof, it shall be deemed in default and an order and/or judgment may be entered against it as demanded or prayed for in such summons, complaint, process or papers. The submission of jurisdiction set forth in this section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce same in any appropriate jurisdiction.

Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Alabama.

Headings.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered under seal as of the date first above written.

PEMCO AVIATION GROUP, INC.

By:	/s/ John R. Lee

Its:

SOUTHTRUST BANK

By:	/s/ Hilda M. Sullens

Its:

EXHIBIT A

LETTER OF CREDIT

CERTIFICATE

I,                 , as                  of Pemco Aviation Group, Inc., hereby represents, warrants and certifies that as of the date of issuance of the Letter of Credit the following statements are true and correct:

(i)	The representations and warranties contained in Article IV of the Letter of Credit Application and Reimbursement Agreement are correct on and as of the date of the issuance of the Letter of Credit as though made on and as of such date,

(ii)	No event has occurred and is continuing, or would result from the issuance of the Letter of Credit, which constitutes a Default, and

(iii)	No Material Adverse Change has occurred since the date of the last financial information delivered to Bank.

DONE and DATED as of the 1st day of October, 2002.

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